UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934
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Borland Software Corporation
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Micro Focus (US) Inc.
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6 May 2009
Recommended cash offer by Micro Focus International plc (LSE: MCRO.L) for Borland Software
Corporation (NASDAQ: BORL)
Highlights
•	Micro Focus International plc (“Micro Focus”, “the Group” or “the Company”, LSE: MCRO.L), the Enterprise Application Management and Modernization software company, announces that it has reached agreement on the terms of a recommended cash offer to acquire the entire issued and to be issued ordinary share capital of NASDAQ-listed Borland Software Corporation (“Borland”) (the ”Acquisition”).

•	Borland is a leading independent player in the Application Lifecycle Management (ALM) market with a range of software solutions to enhance the management of application delivery. These solutions include Application Testing / Automated Software Quality (ASQ), Requirements Management, Software Change Management (and Source Code Management), Project Portfolio Management and Model Driven Development. Borland has a blue-chip client base and has served over 80% of the Global 2000 companies.

•	Under the terms of the Acquisition, Micro Focus will pay US$1.00 in cash for each outstanding Borland share. This values the acquisition of Borland’s equity, on a fully diluted basis, at approximately US$75 million, or approximately US$67 million excluding Borland’s net cash and short term investments of US$8 million as at 31 December 2008.

•	The Acquisition price of US$1.00 per share represents a premium of 25% to the closing price of US$0.80 per Borland share on 5 May 2009 (being the last business day prior to the commencement of the offer period) and a premium of approximately 67% over the average thirty trading day closing price of US$0.60.

•	The acquisition will be funded from existing Micro Focus cash resources supplemented by a new three year revolving credit facility of US$175 million provided through a syndicated loan consortium comprising Barclays, HSBC, Lloyds and RBS.
Background to and reasons for the Acquisition
•	Micro Focus has demonstrated solid growth in the last three years with a successful track record of acquiring and integrating businesses that supplement the Company’s strong organic revenue and margin growth. Micro Focus has made five acquisitions since November 2006 and, as a result of effective / efficient integration strategies, has significantly enhanced the financial performance of its enlarged operations.

•	Micro Focus has been evaluating acquisition opportunities in logically adjacent markets as part of its original strategy review in 2006 to broaden its addressable market and create new engines to drive significant and sustained future organic growth through the extension of its product portfolio. As part of this process, Micro Focus has identified the c. US$2 billion global Application Testing / ASQ market as particularly attractive. Industry analysts believe this market will continue to grow strongly, driven by the strategic importance of ASQ solutions in the increasingly complex enterprise IT environment. Micro Focus already operates in this market with its Data Express product. The acquisition of Borland is an opportunity to establish a significant presence in this fragmented market which fits closely with Micro Focus’s existing modernization and assessment offering.

•	The Micro Focus Board believes that the enlarged group would benefit from:
o	a significantly expanded addressable market opportunity;

o	a broadened and strengthened product portfolio which will allow the enlarged group to capture a greater portion of the software development and deployment value chain;

o	a large combined customer base including a significant number of blue-chip organisations;

o	greater penetration of the strategically important US technology market;

o	significant cost synergies achievable through administrative optimisation, back-office integration, IT systems rationalisation, reduced external spending on tax, auditing, legal and listing compliance as well as through the merging of facilities where geographic overlap exists;

o	greater scale which will enable the enlarged group to better meet the growing demands of the combined customer base; and

o	a further strengthening of Micro Focus’s position as a consolidator in the global software market.
•	The management of Micro Focus has a clearly defined plan to address the financial and operating performance of Borland, with a view to repositioning the business to deliver superior return on investment to Micro Focus shareholders.

•	Micro Focus expects to incur one-off exceptional integration and restructuring costs of approximately US$40 million in connection with the Acquisition.

•	The Acquisition is conditional upon, inter alia, (i) approval by Borland shareholders; (ii) approval by Micro Focus shareholders at an Extraordinary General Meeting; (iii) US antitrust approvals; and (iv) other customary closing conditions.

•	The Acquisition is being unanimously recommended by the Boards of both Micro Focus and Borland and is expected to complete in late calendar Q2 / early Q3 2009.

•	For the purposes of the UK Listing Rules, this transaction is classed as a reverse takeover, and a shareholder circular and a prospectus are being prepared and will be available to shareholders within the next few weeks. Details of the date, time and location of the Micro Focus Extraordinary General Meeting will be provided in the circular to shareholders.

•	Borland’s loss before tax for the 2008 financial year was US$204 million on a US GAAP basis. This included impairment of goodwill of US$185 million. Borland’s gross assets at 31 December 2008 were valued at US$253 million.

•	Micro Focus has today announced a pre-close update which should be read in conjunction with this announcement.
Commenting on the proposed acquisition, Stephen Kelly, Chief Executive Officer of Micro Focus International plc, said:
“Micro Focus’s proposed acquisition of Borland represents the next logical stage in Micro Focus’s growth journey. Our organic performance remains strong as reflected in our trading statement also released today, and this transaction will add new scale and breadth to further develop our customer proposition, in an attractive adjacent market to our existing business. I am confident that our successful track record in effectively integrating acquisitions over the last three years equips us well to deliver value to shareholders from this transaction.”
Enquiries:

Micro Focus	Tel: +44 (0)1635 32646
Stephen Kelly, Chief Executive
Nick Bray, Chief Financial Officer
Tim Brill, Head of Corporate Communications & IR

Financial Dynamics	Tel: +44 (0)20 7831 3113
Charles Palmer/ Haya Chelhot/ Nicola Biles
Notes to editors:
Arma Partners LLP is acting as financial adviser to Micro Focus and UBS is acting as broker and sponsor to Micro Focus. Micro Focus was advised by KPMG Corporate Finance Debt Advisory with respect to arranging the acquisition financing facilities. JP Morgan is acting as financial adviser to Borland.
About Micro Focus
Micro Focus, a member of the FTSE 250, provides innovative software that allows companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization and Management software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. For additional information please visit www.microfocus.com
About Borland
Founded in 1983, Borland (NASDAQ: BORL) is the leading vendor of Open Application Lifecycle Management (ALM) solutions – open to customers’ processes, tools and platforms – providing the flexibility to manage, measure and improve the software delivery process. To learn more about maximizing the business value of software, visit http://www.borland.com.
All figures relating to Borland are stated in US GAAP.
This communication is being made in respect of a proposed transaction involving Micro Focus and Borland. In connection with the proposed transaction, Borland will file with the Securities and Exchange Commission a proxy statement, and Borland plans to file with the SEC other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS OF BORLAND ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER FILED DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders may obtain a copy of the proxy statement (when available) and other documents filed with the SEC by Micro Focus and Borland free of charge at the SEC’s website at www.sec.gov. Investors and security holders of Borland may also obtain copies of the proxy statement (when available) and other documents filed with the SEC by Borland free of charge from Borland by directing a request to Borland, Attention: Borland Investor Relations, Borland Software Corporation, 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731, or by going to Borland’s website at www.borland.com.
Borland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Borland’s directors and executive officers is contained in Borland’s annual proxy statement filed with the SEC on April 8, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC (when available).